DIRECTOR'S OPTION TO PURCHASE STOCK
                       -----------------------------------

         THIS AGREEMENT is made this ____ day of ______, 200_, by and between _______________________________, a __________ corporation (the "Company") and
________________ (the "Director").

         WHEREAS, ________________ is a member of the Board of Directors of the Company; and

         WHEREAS, in order to induce the Director to remain in his position and in order to provide further incentives to Director in the performance of his duties, the Company wishes to grant to Director, an option to acquire shares of common stock of the Company upon the terms and conditions specified herein, and Director wishes to accept such option.

         WHEREAS, Director has also agreed to serve on a committee of the Board of Directors and/or chairman of such committee and accordingly the Company desires to issue to Director additional options for such services and Director wishes to accept such additional options.

         NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants herein contained and of other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

         1. Grant of Option. The Company hereby grants to Director an option to purchase from the Company, upon the terms and conditions hereinafter set forth, ________________ (_____) shares of the common stock the Company at an exercise price of ___________________ and __/100 Dollars ($____) per share, which is the closing price of the Company's common shares as reported on the OTC as of the date the Director is elected to serve on the Board of Directors in the forthcoming fiscal year.

         2. Adjustment of Option Shares. In the event that the outstanding common shares of the Company shall be changed into or exchanged for a different number or kind of shares or other securities of the Company or of another corporation, whether through reorganization, recapitalization, share split-up, combination of shares, merger, consolidation, or otherwise, there shall be substituted for each common share of the Company then subject to the option hereinbefore granted the number and kind of shares or other securities into which each such outstanding common share shall be so changed or for which each such share shall have been changed. Thereafter the words "common shares of the Company" as used in this Agreement shall be construed to mean such substituted shares or other securities and the option price for each common share of the Company as specified in paragraph 1 shall apply to and be the option price for the shares or other securities substituted for such common shares of the Company.

         3. Time for Payment for Shares. The option price of the shares to be purchased pursuant to each exercise of the option hereinbefore granted shall be paid in full in cash at the time of such exercise of the option.

         4. Vesting and Time for Exercise of Option. In the event of death or disability of the Director, this option may be exercised by the designated heirs, representatives or assigns of Director. In the event of a sale, assignment or consolidation of the Company, this option shall be immediately exercisable. This option shall be immediately exercisable; provided the Director serves until the next annual election of directors and subject to the termination of option described in the next sentence, this option may be exercised by Director in whole or in part at any time after one (1) year from the date of this option, for a period of _____ (__) years on or prior to _____________, 200_. Upon the resignation or removal of Director for any reason from the board he shall have one (1) year to exercise this option and after ________ (_) year from such removal or resignation this option shall terminate.

         5. Method of Exercise of Option. At least five (5) days prior to the date upon which all or any portion of the option hereinbefore granted is to be exercised, Director shall deliver to the Company written notice of his election to exercise all or part of the option, which notice shall specify the date and time for the exercise of the option and the number of shares in respect of which the option is to be exercised. The date specified in such notice shall be a business day, and the time specified shall be during regular business hours.

         6. Payment and Delivery of Shares. Director shall, at the date and time specified in such notice, deliver a check payable in the amount of the option price for the common shares of the Company in respect of which the option is being exercised. Such delivery shall be made to the Company at its principal office, and such check shall be drawn to the order of the Company. Contemporaneously with such payments, the Company shall deliver to its transfer agent instructions to issue the shares to Director. At such time, Director shall make any appropriate representations as to his investment intent as shall be requested by the Company in order for the Company to comply with all applicable state and federal securities laws.

         7. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered or mailed first class, postage prepaid:

          a.   If to the Company, at: ______________________________.

          b.   If to Director, at: ______________________________.

         8. Modification. This Agreement shall become effective as of date of execution hereof and unless sooner terminated, shall remain in effect for a period of ten (10) years or until _______, 200_. No modification or amendment of this Agreement shall be effective unless such modification or amendment shall be in writing and signed by the parties hereto.

         9. Construction. This Agreement shall be deemed to be made under and shall be construed in accordance with the laws of the State of Nevada.

         10. Benefit. This Agreement shall be binding upon and shall inure to the benefit of the parties and all their successors and assigns.

         11. Attorneys' Fees. In connection with any litigation arising out of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and costs.

         12. Assignment. The option granted hereunder shall not be assignable or transferable by Director otherwise than by will or the laws of descent and distribution, and may be exercised during the lifetime of Director only by him.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

Signed, sealed and delivered in the presence of:


-----------------------------           -------------------------------

-----------------------------


                                        -------------------------------,
                                        a _____________ corporation

_____________________________           By: _____________________________
                                        Its: _____________________________
-----------------------------